As filed with the U.S. Securities and Exchange Commission on July 1, 2025

Registration No. 333-288310

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBUY GLOBAL LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

35 Tampines Street 92

Singapore 528880
+65 8859 9762
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2210

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On June 25, 2025, WEBUY GLOBAL LTD (the “Registrant”) filed a registration statement on Form F-1 (Registration No. 333-288310), which subsequently became effective on June 27, 2023 (“Registration Statement”).

The Registrant hereby amends and restates the information contained in the Registration Statement to update certain information in the Registration Statement. No securities have been issued or sold under the Registration Statement.

Other than the change in the assumed price, no additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of such Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 1, 2025

WEBUY GLOBAL LTD

1,776,199 Class A Ordinary Shares and/or

Pre-Funded Warrants to Purchase Class A Ordinary Shares

We are offering, on a best-efforts basis, (i) up to $10,000,000 of our Class A ordinary shares, par value $0.0000462 per share (“Class A Shares”); and (ii) to each purchaser whose purchase of Class A Shares in this offering would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our issued and outstanding Class A Shares immediately following the consummation of this offering, the opportunity to purchase, in lieu of Class A Shares, pre-funded warrants (the “Pre-Funded Warrants”) to purchase an equivalent number of Class A Shares (the “Pre-Funded Warrant Shares”), pursuant to a Securities Purchase Agreement, dated as of [ ], between the Company and the purchasers identified on the signature pages thereto. The Class A Shares and the Pre-Funded Warrants shall be referred to herein, collectively, as the “Securities.” The number of Securities to be sold and the actual public offering price for the Securities will be determined at the time of pricing.

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Class A Shares issued and outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Class A Share. The purchase price of each Pre-Funded Warrant will be equal to the public offering price per Class A Share to be sold in this offering minus US$0.0001, the exercise price per Pre-Funded Warrant Share). The Pre-Funded Warrants will be exercisable immediately after issuance and will expire five (5) years from the date of issuance. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying Class A Shares until the Pre-Funded Warrant is exercised. For each Pre-Funded Warrant that we sell (without regard to any limitation on exercise set forth therein), the number of Class A Share we are offering will be decreased on a one-for-one basis.

We will pay all of the expenses incident to the registration, offering and sale of the Securities under this prospectus.

For purposes of this prospectus, we have assumed an offering price of $5.63 per Class A Share, which is based on the Company’s last reported closing price on June 27, 2025. It is used solely to provide the necessary disclosures that require a calculation based on the offering price. The actual public offering price may be lower than the assumed price and may be at a discount to the current market price. Accordingly, the assumed offering price used throughout this prospectus is not indicative of the final public offering price. Our Class A Shares are listed on the Nasdaq Capital Market under the symbol “WBUY.”

We are authorized to issue 2,166,666,666 ordinary shares, divided into 2,166,250,000 Class A Shares, par value $0.0000462 per share, and 416,666 Class B ordinary shares, par value $0.0000462 per share (the “Class B Shares”). As of the date of this prospectus, there are 1,045,336 Class A Shares and 178,296 Class B Shares issued and outstanding. Each Class A share is entitled to one (1) vote and each Class B share is entitled to ten (10) votes. Each Class B Share is convertible into one Class A Share at the option of the holder of the Class B Share. Class A Shares are not convertible into a Class B Shares. A holder of Class B Shares is not entitled to any dividend or distribution made by the Company, save for any distribution to shareholders in the event of the liquidation of the Company.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Any proceeds from the sale of Class A Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Use of Proceeds” on page 17 for more information.

Upon completion of this offering, our issued and outstanding shares will consist of 2,821,535 Class A Shares (assuming all Pre-Funded Warrants are exercised) and 178,296 Class B Shares.

Further issuances of Class B Shares may be dilutive to holders of our Class A Shares. It could have the effect of increasing the overall voting power of Class B Shareholders relative to Class A Shareholders, diluting, and diminishing the influence and control of Class A Shareholders over our company’s affairs.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see Implications of Being an Emerging Growth Company and Implications of Being a Foreign Private Issuer beginning on page 5 for more information.

We are a holding company that is incorporated in the Cayman Islands. As a holding company with no operations, we conduct all of our operations through our subsidiaries in Singapore and Indonesia. The Class A Shares offered in this offering are shares of the holding company that is incorporated in the Cayman Islands. Investors of our Class A Shares should be aware that they may never directly hold equity interests in our subsidiaries.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the ’‘Risk Factors’’ section of this prospectus, and risk factors set forth in our most recent annual report on Form 20-F, in other reports incorporated herein by reference, and in the applicable prospectus supplement before you make your investment decision.

Neither the U.S. Securities and Exchange Commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER CLASS A SHARE	PER PRE-FUNDED WARRANT	APPROXIMATE TOTAL (ASSUMING ALL PRE-FUNDED WARRANTS ARE EXERCISED)
Public offering price	$5.63	$5.6299	$10,000,000
Placement agent commission(1)	$0.366	$0.366	$650,000
Proceeds to the Company before expenses	$5.264	$5.264	$9,350,000

(1)	See “Plan of Distribution” for a description of compensation payable to the placement agent.

We have engaged D. Boral Capital LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the Securities offered by this prospectus. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the placement agent’s fee, and the proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus.

We will deliver the Securities being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect the delivery of such securities against payment in U.S. dollars will be made, with respect to the Securities sold at the closing, in New York, New York on or about        , 2025.

D. Boral Capital

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We and the placement agent have not authorized anyone to provide you with different information. We and the placement agent do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We and the placement agent are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

i

ABOUT THIS PROSPECTUS

Except as otherwise set forth in this prospectus, neither we nor the placement agent have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

For investors outside of the United States of America (the “United States” or the “U.S.”): Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside of the United States.

Webuy’s reporting currency is the United States dollar. The functional currencies of New Retail and its subsidiaries are their local currencies (Singapore dollar and Indonesian Rupiah). New Retail engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies. Gains and losses resulting from transactions denominated in non-functional currencies are recognized in earnings.

Unless otherwise noted, (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to our company in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, (iv) all references to “S$” or “SGD” in this prospectus refer to Singapore dollars, and (v) all references to “IDR” refer to Indonesian Rupiah.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We obtained the industry, market, and competitive position data in this prospectus from our own internal estimates, surveys, and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties. We have commissioned the industry report from Frost and Sullivan Limited (“Frost & Sullivan”). Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other person.

ii

MARKET AND INDUSTRY DATA

Certain market data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, reports of governmental and international agencies and industry publications and surveys. Industry publications and third-party research, surveys and reports generally indicate that their information has been obtained from sources believed to be reliable. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are incorporated by reference in this prospectus from the annual report (the “2024 Annual Report”).

Except where the context otherwise requires and for purposes of this annual report only, references to:

●	“BBPL” are to Bear & Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“New Retail” are to New Retail International Pte Ltd., a wholly owned subsidiary of WeBuy;

●	“PTBK” are to PT Buah Kita Retail, a wholly owned subsidiary of PTWB;

●	“PTWB” are to PT Webuy Social Indonesia a 95% owned subsidiary of New Retail;

●	“PTWT” are to PT Webuy Travel Indonesia, a 70% owned subsidiary of PTWB;

●	“Subsidiaries” are to are to New Retail International Pte Ltd., The Shopaholic Bear Pte Ltd., Bear Bear Pte Ltd., and PT Webuy Social Indonesia, PT Buah Kita Retail, PT Webuy Travel Indonesia, Webuy Travel Pte. Ltd., Webuy Advisory Pte Ltd, Webuy Prime Indonesia, Webuy Travel Pte. Ltd., and PT Travel With Webuy;

●	“TSB” are to The Shopaholic Bear Pte Ltd., a wholly owned subsidiary of New Retail;

●	“WTPL” are to Webuy Travel Pte. Ltd., a wholly owned subsidiary of New Retail.

●	“WAPL” are to Webuy Advisory Pte Ltd, a wholly owned subsidiary of New Retail;

●	“WPI” are to Webuy Prime Indonesia, a 99% owned subsidiary of New Retail;

●	“WTPL” are to Webuy Travel Pte. Ltd., a wholly owned subsidiary of New Retail;

●	“TWW” are to PT Travel With Webuy, a 99% owned subsidiary of WTPL;

●	“We”, “us”, “our”, the “Company”, and “our company” are to WeBuy and its Subsidiaries; and

●	“WeBuy” are to WEBUY GLOBAL LTD, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

Corporate History and Structure

The following is an organizational chart setting forth our corporate structure as of the date of this prospectus.

Business Overview

We are an emerging SEA community e-commerce retailor with dual focus on grocery and travel. Our approach to electronic commerce (“e-commerce”) encompasses an extensive array of online commercial activities, including but not limited to, sales and purchases of products or services, supply chain management, electronic funds transfer, Internet marketing, online transaction processing, electronic data interchange, inventory management systems, and automated data collection systems.

At the core of our business model is a unique form of community e-commerce, which synergizes social media users with shared interests into powerful community groups across platforms such as Facebook, Instagram, WeChat, WhatsApp, Line, TikTok, and YouTube. This strategy leverages deep personal connections and the natural power of word-of-mouth, generating highly personalized and targeted insights. This enables us to reach and engage with our target audiences more effectively. Community groups are meticulously formed based on the geographic proximity of members and their online shopping behaviors, with a dedicated community leader driving group cohesion, managing events, and enhancing customer services.

In May 2022, leveraging our established community ties, we strategically diversified our offerings by introducing innovative travel services, tapping into rising regional demand post-pandemic. Our travel products include group tours, cruises, and flexible free-and-easy packages.

In December 2024, we deepened our travel technology focus with the launch of Micky1.0, our proprietary Travel AI assistant available via WhatsApp. Micky1.0 provides users with instant, intelligent travel support—delivering real-time package recommendations, quotes, weather forecasts, and itinerary planning tools in multiple languages (e.g., English, Malay, Chinese). This AI tool is designed to serve as a virtual travel agent, combining ease-of-use with personalized experiences and strengthening our digital travel planning business.

Expanding on our recent progress, we officially introduced our Online-to-Offline (O2O) business model in October 2023, utilizing an advanced franchise system. This model represents a significant advancement in retail by integrating our digital capabilities that foster physical interactions and strong customer relationships and offering distinctive value propositions. The O2O strategy goes beyond an expansion; it elevates the consumers’ e-commerce journey by weaving together our online community strength with offline experiences, as we continue to promote and implement our vision, which vision revolves around a consumer-centric retail environment anchored in trust, engagement, and exceptional service delivery.

Our Business Model

A. Group buy Model

Our social e-commerce community is built upon a “group buy” model, which fosters customer engagement. On this platform, our customers are able to be part of a group purchase and enjoy lower prices, or purchase products and services individually. This also allows them to share purchase interests with their social network, strengthen existing connections and meet new acquaintances, and gain meaningful experience and additional shopping perks in the form of e-vouchers and sales commissions.

Our “group buy” model embraces a human element manifested in the Group Leader role offered to customers. Webuy and its network of suppliers work closely with its community of Group Leaders, forging a mutually dependent relationship to serve its customers. In helping to arrange for group purchases and delivery pick-up at a single location, these Group Leaders are significant in reducing Webuy’s user acquisition and logistics costs. These Group Leaders are well-equipped to carry out their delegated responsibility, being supported with technology tools, consistent training, marketing materials, and delivery services. Group Leaders’ houses could also serve as a pickup location for their local customers and reduce the delivery cost. An illustration of this model is below:

B. Incorporation and utilization of technology

Our smart recommendation algorithm allows us to derive data on customers’ preferences and up-to-date shopping trends by gathering information about customers’ purchase trends and purchase history and product reviews. The platform will then generate brand or product recommendations to customers on Webuy’s home page and prioritize customers’ repeat purchases and recent searches at the top of the Webuy webpage.

Our advanced IT infrastructure plays a pivotal role in our O2O transition. It seamlessly integrates offline and online operations, synchronizing data from both channels into a unified backend system. This integration enables the collection of valuable customer data, including gender, age, purchase history, and the use of online app wallet balances for in-store purchases. This technological integration enhances the overall customer experience and operational efficiency.

In December 2024, we launched Micky1.0, our proprietary Travel AI assistant available via WhatsApp. Micky1.0 empowers users to receive real-time answers to travel-related queries, offering intelligent support such as itinerary recommendations, up-to-date weather reports, package comparisons, hotel and flight bookings, and destination insights — all in multiple languages and formats (text or voice). This launch marked a technological milestone in our commitment to elevate the user experience across verticals, allowing customers to plan and manage their travel needs with the same convenience as grocery shopping on our platform.

With our technology, we are able to elevate user experience on our Webuy platform with an added short video review feature that capitalizes on the rising trend of Tiktok short videos and allows users to have fun while generating product reviews. Customers are also able to liaise with Group Leaders to collate and place bulk orders via our linked social networking channel, eliminating the hassle that comes with placing large quantities of orders and ensuring a seamless and efficient purchase. Our platform also integrates online payment service providers namely UnionPay and PayNow, to allow customers to make secure online payments.

C. End-to End Involvement in the Sale and Purchase Process

We strive towards a “fast in fast out” model where inventory management is concerned, to avoid long turn-over periods and wastage of perishable products due to unsold inventory.

By integrating a “pre-order” function on our platform, we have been able to apply a significant portion of each shipment towards pre-orders, while selling the remainder of the shipment fairly quickly. This minimizes the amount of unnecessary inventory stock.

We are able to reap economies of scale by taking over the handling of most steps of the sale and purchase process and eliminating third party contractor arrangements along with their cost margins. Buying directly from suppliers and in bulk helps customers to enjoy cost savings.

We take over the operation of the sale and purchase to ensure a seamless process after the initial steps of the sale and purchase are completed, namely marketing and submission of orders on the Webuy app by Group Leaders. Thereafter we consolidate all the orders on a daily basis (by a cut-off time) for orders to be delivered the next day and submit the purchase orders to the suppliers directly. We also arrange with the suppliers for the subsequent shipment of products to our warehouses, sort and mark the packages for delivery, and arrange for our personnel to ship the products to Group Leaders located island wise or to the customers directly.

This integration extends to our travel vertical, where Group Leaders assist with awareness-building, customer onboarding, and gathering community interest in seasonal deals. Through Micky1.0, we reduce friction in the travel planning process by automating information flow, quotations, and preliminary travel inquiries — thereby lowering the operational burden on Group Leaders while providing customers with instant access to professional-level assistance.

For home delivery, customers are able to opt for next-day delivery or up to one week from the date of their order. For pickups from the Group Leaders’ homes, the Group Leaders can decide the dates for pickups, and customers can also discuss with their Group Leaders on which dates they would like the Group Leaders to open up for pickups.

In helping to arrange for group purchases and delivery pick-up at a single location, Group Leaders are significant in reducing Webuy’s user acquisition and logistics costs. Group Leaders are well-equipped to carry out their delegated responsibility, being supported with technology tools, consistent training, marketing materials, and delivery services.

The involvement of Group Leaders substantially reduces last-mile delivery costs since the Group Leaders host the group purchases at their place and liaises with the other customers who make up the collective order to collect their purchases. These features are effective in freeing up Webuy’s resources and lightens its logistics costs and burden, creating space for further research and development to improve the platform and shape its future expansion.

Our expansion into travel services, and now travel AI, underscores our broader mission: to simplify and enrich our users’ lives through tech-enabled, community-driven commerce.

Competitive Strengths

We are committed to offering our customers product diversity, quality, and reliability. We believe we have several competitive strengths that will enable us to maintain and increase our market position in the industry. Our competitive strengths include:

●	We have a strong supply chain capability that allows us to build up our community by offering a more competitive value proposition than products offered through traditional supply chains.

●	We have a strong community network that provides us with a reliable customer base when we venture into new product offerings and business segments.

●	We provide a competitive and comprehensive selection of product and service categories on our platform, including fresh produce, lifestyle daily essential items (including fast-moving consumer goods (“FMCG”)), e-vouchers and miscellaneous daily needs products.

●	Our executives and directors combine decades of on-the-ground local e-commerce operations and social media marketing experience, as well as professional expertise in the global finance field.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Recent Developments

Initial Public Offering

On October 20, 2023, the Company completed its initial public offering. In this offering, the Company issued 3,800,000 ordinary shares of par value US$0.000000385 each (“ordinary shares”) at a price of US$4.00 per share. The Company received gross proceeds in the amount of US$15,200,000 before deducting any underwriting discounts and expenses. The ordinary shares began trading on October 19, 2023 on the Nasdaq Capital Market under the ticker symbol “WBUY.”

On November 3 and November 24, 2023, the underwriters exercised their over-allotment option in full to purchase an additional 150,000 and 420,000 ordinary shares, respectively. The Company received gross proceeds of US$2,280,000 in the aggregate before deducting underwriting discounts and expenses.

The ordinary shares issued by the Company in connection with the initial public offering were subsequently re-designated and re-classified as Class A ordinary shares with a par value of US$0.000000385 each on a one-to-one- basis on March 8, 2024.

Change of Directors and Management

On December 14, 2023, Ms. Lixia Tu tendered her resignation as an independent director, the chairwoman of the Audit Committee, and a member of the Nominating Committee and the Compensation Committee of the Company, effective December 14, 2023. On February 1, 2024, at the recommendation of the Nominating Committee and the Compensation Committee, the Board of Directors approved and confirmed the appointment of Ms. Fangqin Lin as the succeeding independent director, the chairwoman of the Audit Committee and a member of the Nominating Committee and the Compensation Committee of the Company, effective February 1, 2024.

On May 31, 2025, Ms. Fangqin Lin tendered her resignation as an independent director, the chairwoman of the Audit Committee, and a member of the Nominating Committee and the Compensation Committee of the Company, effective June 1, 2025. On June 12, 2025, Mr. Heng Wee Koon was appointed as an independent director and as chair of the Audit Committee and a member of the Nominating Committee and the Compensation Committee of the Company, effective June 12, 2025.

General Shareholders Meetings

On March 8, 2024, the Company held an extraordinary general shareholder meeting (“EGM”) and effected amendments to its amended and restated memorandum and articles of association, under which the authorized share capital of the Company of US$100,100, which was divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, was redesignated into (a) 259,950,000,000 Class A Shares of a par value of US$0.000000385 each, and (b) 50,000,000 Class B Shares of a par value of US$0.000000385 each,, and the 21,395,400 authorized and issued and outstanding ordinary shares held by BIN XUE, GBUY GLOBAL LTD, and WEBUY TALENT LTD were re-designated and re-classified as 21,395,400 class B Shares with a par value of US$0.000000385 each.

On December 18, 2024, the Company held an annual general shareholder meeting (“AGM”) at which the shareholders approved, among others, a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of not less than one (1)-for-ten (10) and not more than one (1)-for-forty (40) (the “Range”), with the exact ratio within the Range and the exact date to be determined by the Board in its sole discretion within 1 year. On January 15, 2025, the Board approved a share consolidation at a ratio of one (1)-for-forty (40), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, divided into (a) 259,950,000,000 Class A Shares of a par value of US$0.000000385 each and (b) 50,000,000 Class B Shares of a par value of US$0.000000385 each to US$100,100 divided into 6,500,000,000 shares of a nominal or par value of US$0.0000154 each in the share capital of the Company divided into 6,498,750,000 class A Shares of a nominal or par value of US$0.0000154 each and 1,250,000 class B Shares of a nominal or par value of US$0.0000154 each.

On March 21, 2025, the Company held an EGM and effected (i) a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of one (1)-for-three (3), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 6,500,000,000 ordinary shares of a par value of US$0.0000154 each comprising (a) 6,498,750,000 Class A Shares of a par value of US$0.0000154 each and (b) 1,250,000 Class B Shares of a par value of US$0.0000154 each, to US$100,100 divided into 2,166,666,666.666 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 Class A Shares of a par value of US$0.0000462 each and (b) 416,666.666 Class B Shares of a par value of US$0.0000462 each; and (ii) immediately following the share consolidation becoming effective, the authorized but unissued share capital of the Company was diminished by US$0.0000308 by the cancellation of the 0.666 authorized but unissued class B Shares with par value of US$0.0000462 each in the capital of the Company (the “Diminution”) such that immediately following the Diminution, the authorized share capital of the Company was US$100,099.9999692 divided into 2,166,666,666 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 Class A Shares of a par value of US$0.0000462 each and (b) 416,666 Class B Shares of a par value of US$0.0000462 each.

Adoption of Share Incentive Plan

On December 16, 2024, the Company adopted a 2024 equity incentive plan (the “2024 Plan”) to motivate, attract and retain directors, consultants or key employees to exert their best efforts on behalf of the Company and link their personal interests to those of the Company’s shareholders. The 2024 Plan had a maximum number of 4,200,000 Class A Shares of par value US$0.000000385 each of the Company available for issuance pursuant to all awards under the 2024 Plan. On December 20, 2024, the Company issued 4,200,000 Class A Shares of par value US$0.000000385 each under the 2024 Plan to certain employees of the Company as compensation for their continued service in the Company.

Follow-on Offerings

Self-Underwritten Offering

On May 2, 2024 and May 17, 2024, the Company completed a self-underwritten offering, wherein the Company issued 8,205,862 Class A Shares of par value US$0.000000385 each at an issue price of US$0.29 per share. The Company received gross proceeds in the amount of US$2,900,000 before deducting any related expenses.

Convertible Debenture

On July 26, 2024, the Company entered into a securities purchase agreement with an accredited investor (the “Investor”) to place a Senior Secured Convertible Note (the “Note”) with a maturity date of 24 months after the issuance thereof in the aggregate principal amount of up to $2,400,000 (the “Transaction”), provided that in case of an event of default, the maturity date of the Note may be accelerated and be immediately due and payable. In addition, the Company paid to the Investor a $70,000 commitment fee at the closing.

The Investor may convert the Note in its sole discretion to Company’s Class A Shares at $0.213, or 150% of the VWAP of the Class A Shares on the trading day preceding the Note issuance, provided that the conversion price may not be less than $0.029 (the “Floor Price”). The Investor may not convert any portion of a Note if such conversion would result in the Investor beneficially owning more than 4.99% (the “Maximum Percentage”) of Company’s then issued and Class A Shares, provided, if at any time after the date hereof the Investor beneficially owns in excess of 4.99% of the Class A Shares in the Company that is registered under the 1934 Act or exempt from the registration and qualification requirements under the 1933 Act, then the Maximum Percentage shall automatically increase to 9.99%.

As of the date of this prospectus, the Company has repaid all the remaining balance on the Note.

Registered Direct Offering

On December 16, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors named thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Registered Direct Offering”): (i) 5,372,792 Class A Shares of the Company, par value $0.000000385 per share, at a purchase price of $0.1756 per share; and (ii) pre-funded warrants to purchase up to 15,640,447 Class A Shares (the “Pre-Funded Warrants”) at a purchase price of $$0.1755 to the purchase price for Shares, less the exercise price of $0.0001 per share.

The Registered Direct Offering closed on December 17, 2024. The Company received approximately $3.7 million in gross proceeds from the Registered Direct Offering, before deducting placement agent fees and estimated offering expenses. The Company intends to use the net proceeds from the Registered Direct Offering for working capital and general corporate purposes.

The Pre-Funded Warrants were sold to the Purchasers, whose purchase of the Shares in the Registered Direct Offering would otherwise have resulted in the Purchasers, together with its affiliates and certain related parties, beneficially owning more than 9.99% of the issued and outstanding share capital of the Company following the consummation of the Registered Direct Offering. Each Pre-Funded Warrant represents the right to purchase one Class A Ordinary Share at an exercise price of $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full (subject to the beneficial ownership limitation described above).

The Shares, the Pre-Funded Warrants and the Class A Shares underlying the Pre-funded Warrants were offered by the Company pursuant to a registration statement on Form F-3 (File No.333-283356), previously filed and declared effective by the SEC on December 3, 2024, the base prospectus filed as part of the Registration Statement, and the prospectus supplement dated December 16, 2024.

On December 16, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with D. Boral Capital LLC (“DBC” or the “Placement Agent”), pursuant to which the Company engaged DBC as the exclusive placement agent in connection with the Registered Direct Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Shares and the Pre-Funded Warrants. In addition, under the Placement Agency Agreement the Company agreed to pay the Placement Agent a placement agent fee in cash equal to seven percent (7.0%) of the aggregate gross proceeds raised from the sale. The Company also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by them in connection with the Registered Direct Offering in an amount not to exceed $180,000. Furthermore, the Placement Agent was granted a right of first refusal for a period of six (6) months from the closing date of the Registered Direct Offering.

Nasdaq Trading Suspension, Appeal and Reinstation

On January 26, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) regarding the Company’s failure to comply with Nasdaq Continued Listing Rule 5550(a)(2) (the “Rule”), which requires listed securities to maintain a minimum bid price of $1.00 per share. A failure to comply with Rule 5550(a)(2) exists when listed securities fail to maintain a closing bid price of at least $1.00 per share for 30 consecutive business days. Based on the closing bid price for the last 30 consecutive business days, the Company failed to meet the aforesaid requirement. Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until July 25, 2024, to regain compliance with the Rule. Subsequently, on July 25, 2024, the Company was provided an additional 180 calendar day compliance period, or until January 21, 2025, to demonstrate compliance.

On January 22, 2025, the Company received a delisting notice from Nasdaq due to non-compliance with the $1.00 minimum bid price requirement. Following the expiration of the second 180-day compliance period on January 21, 2025, Nasdaq suspended trading of the Company’s shares on January 31, 2025. As a result, the Company’s Shares were trading on the OTC market due to the implementation of new Nasdaq regulations that mandate immediate delisting after the second compliance period.

To regain its Nasdaq listing, the Company formally appealed the decision and presented its compliance plan at a hearing on February 27, 2025.

On March 21, 2025, the Panel granted the Company’s request for an exception to regain compliance with the Bid Price Rule. As a condition of continued listing, the Company had to demonstrate compliance by May 2, 2025, and provide prompt notification of any significant developments affecting its status.

On April 30, 2025, the Company received a letter from Nasdaq confirming that the Company has demonstrated compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules, as required by the Panel decision. Consequently, the Company’s shares had been reinstated to trade on Nasdaq Capital Market, effective May 8, 2025.

Risk Factor Summary

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	Any harm to our brand or reputation may materially and adversely affect our business and result of operations.

●	We operate in a competitive environment and may lose market share and customers if we fail to compete effectively.

●	We may face challenges in expanding our product offerings.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	We have a history of losses, operating losses and negative cash flow from operating activities, and we may continue to incur losses and operating losses, and experience negative cash flow from operating activities, in the future.

●	We rely on commercial banks and third-party online payment service providers for payment processing on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

●	If we or our suppliers fail to obtain and maintain the licenses, permits or approvals required by the jurisdictions we operate, our business, financial condition, and results of operations may be materially and adversely impacted.

●	If we are unable to maintain a strong customer base that attracts new customers and repeat purchases from existing customers, or if we are unable to build and sustain an integrated ecosystem for the goods we carry, our business, financial condition and results of operations may be materially and adversely affected.

●	If we fail to anticipate our customers’ needs and provide offerings to attract and retain customers, or fail to adapt our services or business model to changing needs of our customers or emerging industry standards, our business may be materially and adversely affected.

●	We depend on talented, experienced and committed personnel to grow and operate our business, and if we are unable to recruit, train, motivate and retain qualified personnel or sufficient workforce while controlling our labor costs, our business may be materially and adversely affected.

●	If we fail to recruit new Group Leaders or keep our existing Group Leaders motivated, our business may suffer.

●	Customer growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

●	We do not have, and may be unable to obtain, sufficient insurance to insure against certain business risks. As a result, we may be exposed to significant costs and business disruption.

●	We may be the subject of anti-competitive, harassing, or other detrimental conduct by third parties including complaints to regulatory agencies, negative blog postings, negative comments on social media and the public dissemination of malicious assessments of our business that could harm our reputation and cause us to lose market share, customers and revenues and adversely affect the price of our Class A Shares.

●	We could face uncertain tax liabilities in various jurisdictions where it operates and suffer adverse financial consequences as a result.

●	We may need to raise capital in addition to this offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our Class A Shares, restrict our operations or adversely affect our ability to operate and continue our business.

●	Our indebtedness could have important consequences to you.

Risks Related to Our Securities

●	We do not intend to pay dividends for the foreseeable future.

●	The market price of our Class A Shares can be volatile and can fluctuate substantially, which could result in substantial losses for purchasers of our Class A Shares in this offering.

●	Short selling may drive down the market price of our Class A Shares.

●	Our management has broad discretion to determine how to use the funds raised in this offering and may use them in ways that may not enhance our results of operations or the price of our Class A Shares.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

●	Further issuances of Class B Shares may result in a dilution of the percentage ownership of the existing holders of Class A Shares as a total proportion of ordinary shares in the Company.

●	Our controlling shareholder has substantial influence over the Company. Its interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

●	The conversion of the Convertible Note or future sales of our Class A Shares may further dilute our securities and adversely impact the price of our Class A Shares.

Risks Related to Countries Where We Operate

●	Developments in the social, political, regulatory and economic environment in the countries where we operate, may have a material and adverse impact on us.

●	Disruptions in the international trading environment may seriously decrease our international sales.

●	Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations and client confidence.

Risks Related to this Best Efforts Offering

●	This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

●	An active trading market for the Class A Shares may not be maintained and the trading price for the Class A Shares may fluctuate significantly.

●	We may not maintain the listing of the Class A Shares on Nasdaq, which could limit investors’ ability to make transactions in the Class A Shares and subject us to additional trading restrictions.

●	You may not experience immediate dilution, but adjustments to the offering terms may dilute the existing shareholders and future Class A share issuances could be dilutive.

●	The trading price of the shares of the Class A Shares has been and is likely to continue to be highly volatile, and purchasers of the Class A Shares could incur substantial losses.

●	The sale or availability for sale of substantial amounts of the Class A Shares could adversely affect their market price.

●	We may use the proceeds of this offering in ways with which you may not agree.

●	There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-Funded Warrants.

Corporate Information

Our principal executive office is located at 35 Tampines Street 92 Singapore 528880. The telephone number of our principal executive offices is +65 8859 9762. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 E 42nd St 18th Fl., New York, NY 10168. We maintain a website at www.webuysg.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website. It is included solely as an inactive textual reference.

THE OFFERING

Issuer	WEBUY GLOBAL LTD

Best Efforts Offering

We are offering the Securities on a best-efforts basis. We have engaged D. Boral Capital LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The placement agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities.

No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the additional Securities. We expect to hold an initial closing of the offering on  ,2025, but the offering will be terminated by August 25, 2025, provided that closing of the offering for all of the Securities have not occurred by such date, and may be extended by us.

Securities Offered by us	1,776,199 Class A Shares at an assumed offering price of $5.63 per Class A Share, and/or Pre-Funded Warrants exercisable for Class A Shares at the public offering price per Class A Share to be sold in this offering minus US$0.0001, the exercise price per Pre-Funded Warrant Share.

Class A Shares issued and outstanding prior to completion of this offering	1,045,336 Class A Shares and 178,296 Class B Shares

Class A Shares issued and outstanding immediately after this offering assuming the purchase of all of the Securities we are offering	2,821,535 Class A Shares (assuming all Pre-Funded Warrants are exercised) and 178,296 Class B Shares

Voting Rights:	Each Class A Share is entitled to one (1) vote. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Lock-up:

The Company, on behalf of itself and any successor entity, has agreed that, without the prior written consent of D. Boral Capital LLC, it will not for a period of ninety (90) days after the closing of this offering (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

The Company’s directors and officers and any other holder(s) of 10% or more of the issued and outstanding ordinary shares as of the effective date of the registration statement of which this prospectus forms a part (and all holders of securities exercisable for or convertible into ordinary shares) shall enter into customary “lock-up” agreements in favor of D. Boral Capital LLC pursuant to which such persons and entities shall agree, for a period of ninety (90) days after the closing of this offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions.

See “Securities Eligible for Future Sale” and “Plan of Distribution.”

Listing:	Our Class A Shares are listed on the Nasdaq Capital Market under the symbol “WBUY.”

Transfer Agent:	Transhare Corporation

Risk Factors:	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our ordinary shares.

Use of Proceeds:	We intend to use the net proceeds from this offering to accelerate the development of our AI-powered travel assistant platform and invest in Research & Development for AI-integrated travel hardware. Proceeds will also be used to fund general working capital.

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2024 Annual Report, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our Class A ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our Class A ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to this Best Efforts Offering

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plans. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available on terms acceptable to us or at all.

An active trading market for the Class A Shares may not be maintained and the trading price for the Class A Shares may fluctuate significantly.

We cannot assure you that a liquid public market for the Class A Shares will be maintained. If an active public market for the Class A Shares is not maintained, the market price and liquidity of the Class A Shares may be materially and adversely affected. We can provide no assurance that the trading price of the Class A Shares after this offering will not decline below the public offering price. As a result, investors in the Class A Shares may experience a significant decrease in the value of their Class A Shares.

We may not maintain the listing of the Class A Shares on Nasdaq, which could limit investors’ ability to make transactions in the Class A Shares and subject us to additional trading restrictions.

The Class A Shares are listed on Nasdaq. In order to continue listing the Class A Shares on Nasdaq, we must maintain certain financial and Class A Share price levels and we may be unable to meet these requirements. On January 26, 2024, we received a letter from the Listing Qualifications Department of the Nasdaq regarding the Company’s failure to comply with Nasdaq Continued Listing Rule 5550(a)(2) (the “Rule”), which requires listed securities to maintain a minimum bid price of $1.00 per share. A failure to comply with Rule 5550(a)(2) exists when listed securities fail to maintain a closing bid price of at least $1.00 per share for 30 consecutive business days. Based on the closing bid price for the last 30 consecutive business days, the Company failed to meet the aforesaid requirement. Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until July 25, 2024, to regain compliance with the Rule. Subsequently, on July 25, 2024, the Company was provided an additional 180 calendar day compliance period, or until January 21, 2025, to demonstrate compliance. On January 22, 2025, we received a delisting notice from Nasdaq due to non-compliance with the $1.00 minimum bid price requirement. Following the expiration of the second 180-day compliance period on January 21, 2025, Nasdaq suspended trading of the Company’s shares on January 31, 2025. As a result, the Class A Shares were trading on the OTC market due to the implementation of new Nasdaq regulations that mandate immediate delisting after the second compliance period.

To regain its Nasdaq listing, the Company formally appealed the decision and presented its compliance plan at a hearing on February 27, 2025. On March 21, 2025, the Panel granted the Company’s request for an exception to regain compliance with the Bid Price Rule. As a condition of continued listing, the Company had to demonstrate compliance by May 2, 2025, and provide prompt notification of any significant developments affecting its status. On April 30, 2025, the Company received a letter from Nasdaq confirming that the Company has demonstrated compliance with the minimum bid price requirement set forth in Rule 5550(a)(2) of the Nasdaq Listing Rules, as required by the Panel decision. Consequently, the Company’s shares had been reinstated to trade on Nasdaq Capital Market, effective May 8, 2025.

While we have regained compliance, we cannot assure you that the Class A Shares will continue to be listed on Nasdaq in the future. If Nasdaq delists the Class A Shares and we are unable to list the Class A Shares on another national securities exchange, we expect the Class A Shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a) a limited availability of market quotations for the Class A Shares;

(b) reduced liquidity for the Class A Shares;

(c) a determination that the Class A Shares are “penny stock,” which will require brokers trading in the Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Class A Shares;

(d) a limited amount of news and analyst coverage; and

(e) a decreased ability to issue additional securities or obtain additional financing in the future.

As long as the Class A Shares are listed on Nasdaq, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer the Class A Shares.

You may not experience immediate dilution, but adjustments to the offering terms may dilute the existing shareholders.

Because the public offering price per Class A Shares being offered is currently expected to be lower than the net tangible book value per Class A Share, investors in this offering may not experience dilution. Instead, assuming a public offering price of $5.63, you will experience an immediate increase of approximately $0.24  per Class A Share, with respect to the net tangible book value of the Class A Shares as of December 31, 2024. See “Dilution.”

Furthermore, the number of Class A Shares ultimately issued in this offering will depend on the public offering price. If the price per share is lower than the assumed price used for fee calculation, the Placement Agent may receive interests resulting in a larger number of Class A Shares being issued, and potential dilution to existing shareholders.

The trading price of the shares of the Class A Shares has been and is likely to continue to be highly volatile, and purchasers of the Class A Shares could incur substantial losses.

The Class A Share price has been and will likely continue to be volatile for the foreseeable future. The stock market in general and the market for companies similarly situated like us in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Class A Shares at or above the price they paid.

The sale or availability for sale of substantial amounts of the Class A Shares could adversely affect their market price.

Sales of substantial amounts of the Class A Shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the Class A Shares and materially impair our ability to raise capital through equity offerings in the future. The Class A Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the Class A Shares See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the Class A Shares nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop for the Pre-Funded Warrants.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited. Further, the existence of the Pre-Funded Warrants may act to reduce both the trading volume and the trading price of our Class A Shares.

The Pre-Funded Warrants are speculative in nature.

Except as otherwise provided in the Pre-Funded Warrants, until holders of Pre-Funded Warrants acquire our Class A Shares upon exercise of the Pre-Funded Warrants, holders of Pre-Funded Warrants will have no rights with respect to our Class A Shares underlying such Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise date.

Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain. There can be no assurance that the market price of our Class A Shares will ever equal or exceed the price of the Pre-Funded Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Pre-Funded Warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere incorporated by reference in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:

●	assumptions about our future financial and operating results, including revenue, interest rates, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth and expansion plan, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in a changing e-commerce industry;

●	our ability to raise sufficient funds to carry out our proposed business plan or failure to manage future growth effectively;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand awareness;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the e-commerce industry;

●	our ability to execute prospective business plans;

●	future decisions by management in response to changing conditions;

●	misjudgments in the course of preparing forward-looking statements;

●	consumers’ and businesses’ willingness to purchase products or services over the Internet;

●	developments in alternative community e-commerce retailors or our inability to satisfy the demand of the existing and potential customers;

●	inability to design, develop, market and sell products or provide services that address additional market opportunities;

●	disruption of supply or shortage of raw materials;

●	our limited operating history by which performance can be gauged;

●	our ability to manage our research, development, expansion, growth and operating expenses;

●	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $9,103,469, assuming all Pre-Funded Warrants are exercised and after deducting placement agent fees and estimated offering expenses payable by us. These estimates are based upon an assumed offering price of $5.63 per Class A Share. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority. General corporate purposes may include capital expenditures.

Description of Use	Estimated Amount of Net Proceeds
Development of AI travel assistant platform	$3,641,388	40%
Research & Development for AI-integrated travel hardware	$3,641,388	40%
General working capital	$1,820,693	20%
Total	$9,103,469	100%

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profit or share premium account, provided that in no circumstances may a dividend be paid if the dividend payment would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant. Cash dividends on our Class A Shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024:

●	on an actual basis; and

●	on a pro forma basis to reflect the issuance and sale of 1,776,199 Class A Shares by us in this offering based on an assumed offering price of $5.63 per Class A Share, assuming all Pre-Funded Warrants are exercised at US$5.63 per Class A Share, after deducting placement agent fees and estimated offering expenses payable by us

The pro forma information below is illustrative only, and our capitalization following the completion of this offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds” and the consolidated financial statements and the related notes incorporated by reference into this prospectus and “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report, and other financial information incorporated by reference into this prospectus.

	Actual	Pro forma
Cash and cash equivalents	$4,148,279	$13,251,748

Trade payables	6,102,417	6,102,417
Short-term debts	264,177	264,177
Long-term debt	133,303	133,303
Convertible notes payable	1,525,220	1,525,220
Total indebtedness	$8,025,117	$8,025,117

Shareholders’ equity:
Class A Shares, 1,045,336 shares issued and outstanding on actual basis, 2,821,535 shares issued and outstanding on a pro forma basis	35	117
Additional Paid-in capital	36,953,448	46,056,835
Accumulated deficit	(30,100,945)	(30,100,945)
Accumulated other comprehensive income	271,452	271,452
Total Shareholders’ Equity to shareholders of WEBUY GLOBAL	7,123,990	16,227,459
Deficit attributable to non-controlling interest	(231,588)	(231,588)
Total Shareholders’ Equity	6,892,402	15,995,871
Total capitalization	14,917,519	24,020,988

Notes:

(1)	Additional paid-in capital reflects the sale of Class A Shares in this offering at a public offering price of $5.63 per share, after deducting the estimated offering expenses payable by us. The pro forma as further adjusted information is illustrative only. We estimate that the net proceeds from this offering will be approximately $9,103,469, assuming the sale of all Securities offered and the full exercise of all Pre-Funded Warrants. This estimate is based on gross proceeds of $10,000,000, less the placement agent commission of $650,000 (representing 6.5% of the gross proceeds), a placement agent fee of $120,000, and other estimated offering-related expenses of approximately $126,531.

DILUTION

If you invest in our Class A Shares, your interest will be diluted for each ordinary share you purchase to the extent of the difference between the offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently issued and outstanding Class A Shares.

Our net tangible book value was approximately $5,782,595, or approximately $7.62 per Class A Share, as of December 31, 2024. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting intangible assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share after giving effect to this offering.

After giving effect to the sale of Class A Shares in this offering, assuming all Pre-Funded Warrants are exercised, and after deducting placement agent fees and other offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2024 would have been approximately $14,886,064, or approximately $5.87 per Class A Share. This amount represents an immediate decrease in pro forma net tangible book value of $1.75 per share to existing shareholders and an immediate gain in pro forma net tangible book value of $0.24 per share to purchasers of our Class A Shares in this offering, as illustrated in the following table.

Offering
Fixed offering price per Class A share	$5.63
Historical net tangible book value per Class A share as of December 31, 2024	$7.62
Pro forma net tangible book value per Class A share as of December 31, 2024 after giving effect to this offering	$5.87
Decrease in pro forma as adjusted net tangible book value per Class A share as of December 31, 2024 after giving effect to this offering	$1.75
Gain per share to new investors participating in this offering	$0.24

The dilution information discussed above is illustrative only and may change based on the actual public offering price and other terms of this offering.

A US$1.00 increase (decrease) in the fixed offering price of $5.63 per Class A Share, which is the fixed offering price set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per share by $0.66, and increase (decrease) dilution to new investors by $0.34 per share, in each case assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after placement agent’s fees and other estimated offering expenses payable by us.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all, or any, of the securities offered hereby.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the fiscal years ended December 31, 2024 and 2023, please see “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

BUSINESS

For a description of our business, please see “Item 4. Information on the Company—B. Business Overview” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

REGULATIONS

For major regulations that impact our business, please see “Item 4. Information on the Company—B. Business Overview—Regulations” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

MANAGEMENT

For a description of our management, please see “Item 6. Directors, Senior Management and Employees” and “Item 16G. Corporate Governance” in our 2024 Annual Report and the current report on Form 6-K filed with the SEC on June 5, 2025, which have been incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

For a description of our management, please see “Item 6.B. “Compensation” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our issued and outstanding Class A ordinary shares and Class B ordinary shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

Our Company is authorized to issue 2,166,666,666 shares, divided into 2,166,250,000 Class A Shares, par value $0.0000462 per share, and 416,666 Class B Shares, par value $0.0000462 per share. As of the date of this prospectus, there are 1,045,336 Class A Shares and 178,296 Class B Shares issued and outstanding. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Class A Shares and/or Class B Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. As of the date hereof, we have 17 registered shareholders of record of Class A Shares and 3 registered shareholders of record of Class B ordinary shares.

Named Executive Officers and Directors	Amount of Beneficial Ownership (Class A)	Percentage Ownership (Class A)	Amount of Beneficial Ownership (Class B)	Percentage Ownership (Class B)	Pre-Offering Combined Voting Power of Class A and Class B Shares(3)	Post Offering Combined Voting Power of Class A and Class B Shares
Directors and Named Executive Officers:
Bin Xue, Chief Executive Officer and Chairman(1)	—	0%	141,583	79.41%	50.06%	30.75%
Ai Lian Phang, Chief Financial Officer	—	0%	—	0%	0%	0%
Lei Liu, Chief Technology Officer	—	0%	—	0%	0%	0%
Michelle Ting Ting Tan, Director(2)	—	0%	5,990	4.21%	2.12%	1.30%
Heng Wee Koon, Independent Director and Chairman of Audit Committee	—	0%	—	0%	0%	0%
William Tat-Nin Chang, Independent Director and Chairman of Compensation and Nominating Committees	—	0%	—	0%	0%	0%
Lizhi Qiao, Independent Director	—	0%	—	0%	0%	0%
All directors and executive officers as a group (6 persons)	—	0%	147,573	83.62%	52.18%	32.05%

5% Beneficial Owners:
GBUY GLOBAL LTD(3)	—	0%	142,134	79.72%	50.25%	30.87%
WEBUY TALENT LTD(4)	—	0%	35,577	19.95%	12.58%	7.73%
WU CHUN XIAN	63,448	6.07%	—	0%	2.24%	1.38%

(1)	Bin Xue directly holds 585 Class B ordinary shares and indirectly holds 105,421 and 35,577 Class B ordinary shares and 74.17% and 100% equity interest, through GBUY GLOBAL LTD and WEBUY TALENT LTD, respectively. Bin Xue is the sole director of GBUY GLOBAL LTD and WEBUY TALENT LTD, has the power to direct the voting and disposition of the ordinary shares held by GBUY GLOBAL LTD and WEBUY TALENT LTD, and may be deemed the beneficial owner of all ordinary shares held by GBUY GLOBAL LTD and WEBUY TALENT LTD.
(2)	Michelle Ting Ting Tan holds 5,990 shares and 4.21% equity interest in GBUY GLOBAL LTD.
(3)	Represents 142,134 Class B ordinary shares held by GBUY GLOBAL LTD, which is beneficially owned and controlled by Bin Xue and its current registered address located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
(4)	Represents 35,577 Class B ordinary shares held by WEBUY TALENT LTD, which is beneficially owned and controlled by Bin Xue and its current registered address is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

RELATED PARTY TRANSACTIONS

For a description of our related party transactions, please see “Item 7.B. “Related Party Transactions” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of ordinary shares; or

●	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$100,099.9999692 divided into 2,166,250,000 Class A Shares, par value $0.0000462 per share, and 416,666 Class B Shares, par value $0.0000462 per share. As of the date of this prospectus, there are 1,045,336 Class A Shares and 178,296 Class B Shares issued and outstanding.

Immediately after to the completion of this offering, we will have 2,821,535 Class A Shares, par value US$0.0000462 each, issued and outstanding, assuming that we sell all of the securities offered in this offering and that all the Pre-Funded Warrants are exercised. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Class A Shares to be issued in the offering will be issued as fully paid.

Our Second Amended and Restated Memorandum and Articles of Association

We have adopted a second amended and restated memorandum and articles of association on March 8, 2024. The following are summaries of certain material provisions of our second amended and restated memorandum and articles of association adopted on March 8, 2024 (referred to below as our second amended and restated memorandum and articles of association) and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our second amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. No Class B Shares may be allotted, issued or granted by our company to any person other than the Founders or an Affiliate (as defined in the second amended and restated memorandum and articles of association) of any Founder. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our Class A Shares are entitled to such dividends as may be declared by our board of directors. The holders of our Class B Shares are not entitled to any dividend or distribution made by our company, save for any distribution to shareholders in the event of the liquidation of our company. Our second amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

Each Class A Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of our company, and each Class B Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of our company.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our second amended and restated memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our second amended and restated memorandum and articles of association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our second amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Upon any direct or indirect sale, transfer, assignment or disposal of any Class B Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Shares through a voting proxy or otherwise by the holder thereof to any person or entity which is neither ultimately controlled by any Founder nor another holder of Class B Shares or an Affiliate of any Founder or such other holder, all Class B Shares held by such holder shall be automatically and immediately converted into an equal number of Class A Shares.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our second amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. No further Class B Shares may be allotted, issued or granted by our company, except with the prior written consent of at least one of the Founders.

Our second amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Subject to the provisions of the second amended and restated memorandum and articles of association and to compliance with the Companies Act and all other laws and regulations applicable thereto, a holder of Class B Ordinary Shares shall have the right to convert all or any of his/its Class B Shares into Class A Shares. Each Class B Share held by the Founders may be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Share. A holder of Class A Shares shall have no right to convert their Class A Shares into Class B Shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our second amended and restated memorandum and articles of association have provisions that provide our shareholders the right to inspect our register of shareholders without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed. Our post-offering articles of association contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for our company, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent and our post-offering amended and restated articles of association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with our second amended and restated articles of association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second amended and restated articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our second amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our second amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our second amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act (2021 Revision) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”).

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Pre-Funded Warrants

The term “Pre-Funded” refers to the fact that the purchase price of the warrants in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our issued and outstanding Class A Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Class A Shares which would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Exercise of Pre-Funded Warrants

Each Pre-Funded Warrant is exercisable for one Class A Share, with an exercise price equal to $0.0001 per share, at any time that the Pre-Funded Warrant is outstanding. The Pre-Funded Warrants will be exercisable immediately after issuance and will expire five (5) years from the date of issuance. The holder of a Pre-Funded Warrant will not be deemed a holder of our underlying Class A Shares until the Pre-Funded Warrant is exercised.

Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of Class A Shares in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our Class A Shares then issued and outstanding after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the Pre-Funded Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our Class A Shares. The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants, unless such Pre-Funded Warrant holders are utilizing the cashless exercise provision of the Pre-Funded Warrants.

Upon the holder’s exercise of a Pre-Funded Warrant, we will issue Class A Shares issuable upon exercise of the Pre-Funded Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Pre-Funded Warrants to purchase Class A Shares, holders of the Pre-Funded Warrants will not have any of the rights of holders of the Class A Shares purchasable upon exercise, including the right to vote, except as set forth therein.

Pre-Funded Warrants may be exercised only if the issuance of the Class A Shares is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the Pre-Funded Warrants are exercised. The Pre-Funded Warrant holders must pay the exercise price in cash upon exercise of the Pre-Funded Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the Pre-Funded Warrants (in which case, the Pre-Funded Warrants may only be exercised via a “cashless” exercise provision).

Exchange Listing

We do not intend to list the Pre-Funded Warrants on any securities exchange or other trading system.

Right as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Class A Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Class A Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

MATERIAL INCOME TAX CONSIDERATION

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A Shares by a U.S. Holder, as defined below, that acquires our Class A Shares in this offering and holds our Class A Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their Class A Shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Class A Shares.

U.S. Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Class A Shares);

●	persons who acquired our Class A Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Class A Shares through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Class A Shares; or

●	persons holding our Class A Shares through a Trust.

Thus, the discussion set forth below is addressed only to U.S. Holders that purchase Class A Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A Shares are urged to consult their tax advisors regarding an investment in our Class A Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test:    You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test:    If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Shares.

Taxation of Dividends and Other Distributions on our Class A Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the Class A Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our combined and consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Class A Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Class A Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Class A Shares.

If we are a PFIC for your taxable year(s) during which you hold Class A Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Shares cannot be treated as capital, even if you hold the Class A Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) Class A Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Class A Shares as of the close of such taxable year over your adjusted basis in such Class A Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Class A Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Class A Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Class A Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Shares. Your basis in the Class A Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations). If the Class A Shares are regularly traded on a qualified stock exchange or other market, and if you are a holder of Class A Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such Class A Shares, including regarding distributions received on the Class A Shares and any gain realized on the disposition of the Class A Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A Shares, then such Class A Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Class A Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Class A Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Class A Shares when inherited from a decedent that was previously a holder of our Class A Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A Shares, or a mark-to-market election and ownership of those Class A Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Class A Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Class A Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Shares and proceeds from the sale, exchange or redemption of our Class A Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Class A Shares, subject to certain exceptions (including an exception for Class A Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our Class A Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, it does not consider any investor’s particular circumstances, and it does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Our Company has received an undertaking pursuant to the Tax Concessions Act of the Cayman Islands to the effect that, for a period of 20 years from the date of the undertaking, no law that is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to our Company or its operations; and that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (a) on or in respect of the shares, debentures or other obligations of our Company; or (b) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands. The undertaking for our Company is for a period of 20 years from 5 September 2022.

Payments of dividends and capital in respect of our Class A Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Shares, nor will gains derived from the disposal of our Class A Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfer of shares of, Cayman Islands exempted companies (except those which hold interests in land in the Cayman Islands).

Singapore Taxation

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Indonesia Tax Considerations

This overview focuses on some of the more common taxes, but this should not be considered an exhaustive list of all potentially relevant tax considerations.

This section is based on Law Number 7 Year 1983 on Income Tax, as amended several times and most recently by Law Number 6 Year 2023 on Stipulation of Government Regulation In Lieu of Law Number 2 of 2022 on Job Creation in to Law (“Indonesian Income Tax Law”), Law Number 8 Year 1983 on Value-Added Tax and Luxury Goods Sales Tax, as amended several times and most recently by Law Number 6 Year 2023 on Stipulation of Government Regulation In Lieu of Law Number 2 of 2022 on Job Creation in to Law (“Indonesian VAT Law”) and their implementing regulations, all of which are in effect on the date of this prospectus. These regulations are subject to differing interpretations and may be amended at any time.

Corporate Income Tax

A company is regarded as an Indonesian tax resident if it is established or domiciled in Indonesia. (Article 2 paragraph 3 letter b of Indonesian Income Tax Law).

Generally, a flat corporate income tax rate of 22% applies on taxable business profit. However, a tax cut of 3% from the standard rate, so that the effective tax rate will be 19%, is available for certain qualifying public companies provided that at least 40% of its paid-up shares are traded in the Indonesian Stock Exchange (IDX) and the public shareholders of such companies consist of at least 300 parties and each holding less than 5% of the paid-up shares, as well as certain other conditions. Small-scale enterprises with an annual gross turnover up to IDR 50 billion are entitled to 50% tax cut or the effective tax rate will be 11%, which is imposed proportionally to the taxable income on the part of gross turnover up to IDR 4.8 billion. (Article 17 paragraph 1 letter b, Article 17 paragraph 2b and Article 31E of Indonesian Income Tax Law and Article 65 of Government Regulation Number 55 Year 2022 on Adjustment of Regulation in the Field of Income Tax (“GR 55/2022”)).

Value-Added Tax

A general Value-Added Tax (VAT) rate of 11% is applied to deliveries of taxable goods and taxable services within Indonesian customs area, imports of taxable goods, and the utilization of intangible taxable goods and taxable services from outside Indonesian customs area to within Indonesian customs area. The VAT on export of taxable goods and certain taxable services is at rate of 0%. The general VAT rate will be increased to 12%, starting from, by the latest on 1 January 2025. (Article 7 paragraph 1 of Indonesian VAT Law).

Other Taxes

Other taxes such as luxury-goods sales tax, tax on land and/or buildings transfer, duty on the acquisition of land and/or buildings rights, import duties, excise duties, and stamp duties may apply.

POTENTIAL PURCHASERS OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, GIFT, ESTATE OR GENERATION-SKIPPING TRANSFER, AND OTHER TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A SHARES.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in Singapore and a majority of our consolidated assets are located outside of the United States. In addition, all of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

Although we are incorporated outside the United States, we have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Conyers Dill & Pearman Pte. Ltd., our counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the U.S. federal securities laws or securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman Pte. Ltd. that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and may give a judgment based thereon, provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e)no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a Singapore court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the Singapore courts.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

Indonesia

The judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States are not enforceable in Indonesian Courts.

A foreign court judgment could be offered and accepted into evidence in a proceeding on the underlying claim in an Indonesian court and may be given such evidentiary weight as the Indonesian court may deem appropriate in its sole discretion. A claimant may be required to pursue claims in Indonesian courts on the basis of Indonesian law. A purchaser of the shares may not be able to enforce judgments against the Indonesian subsidiary obtained in the United States based upon certain of the civil liability provisions of the securities laws of the United States or any states thereof in Indonesian courts, and Indonesian courts may not enter judgments in original actions brought in Indonesian courts based solely upon the civil liability provision of the securities laws of the United States or any state thereof. Re-examination of the underlying claim would be required before the Indonesian court. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions. We cannot assure you that the claims or remedies available under Indonesian law will be the same, or as extensive as those available in other jurisdictions.

PLAN OF DISTRIBUTION

We are offering (i) up to $10,000,000 Class A Shares, based on an assumed offering price of $5.63 per Class A share; and (ii) Pre-Funded Warrants exercisable for 1,776,199 Class A Shares, for gross proceeds of up to $10,000,000 before deduction of placement agent commissions and offering expenses, in a reasonable best-efforts offering. We negotiated the price for the Securities offered in this offering with the investors. Pursuant to a placement agency agreement, dated [ ], 2025, we have engaged D. Boral Capital LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. Therefore, it is possible that we will not sell the entire amount of securities being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. We may enter into a securities purchase agreement with the investors who purchase our securities in this offering. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

We will deliver to the investors the Securities upon closing and receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We intend to complete one closing of this offering but may undertake one or more additional closings for the sale of additional securities to the investors in the initial closing. We expect to hold an initial closing on ______________,2025. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus. We expect the delivery the Securities being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about _____________,2025, subject to customary closing conditions.

Placement Agent Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the Class A shares in this offering, assuming the purchase of all of the securities we are offering.

	Per Class A Share	Per Pre-Funded Warrant	Approximate Total (assuming all Pre-Funded Warrants are exercised)
Public offering price	$5.63	$5.6299	$10,000,000
Placement agent commissions	$0.366	$0.366	$650,000
Proceeds to our Company before expenses	$5.264	$5.264	$9,350,000

We have agreed to pay to the placement agent commissions equal to 6.5% of the aggregate gross proceeds raised in this offering.

We have also agreed to pay or reimburse the placement agent up to $120,000 for its actual and accountable out-of-pocket expenses related to the offering, including any fees and disbursements of the placement agent’s U.S. and local legal counsels, third-party expenses, and travel and communications costs in connection with the offering. We paid an advance of $10,000 upon the execution of the engagement letter with the placement agent. The advance will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We estimate the total expenses payable by us for this offering to be approximately $0.78 million, which amount includes (i) a placement agent’s commissions of $650,000, assuming the purchase of all of the securities we are offering; and (ii) other estimated expenses of approximately $246,531 which includes legal, accounting, printing costs, and various fees associated with the offering of the Securities.

Listing

The Class A Shares began trading on the Nasdaq Capital Market under the ticker symbol “WBUY” on October 19, 2023.

Right of First Refusal

The Company has granted D Boral Capital LLC, for a period of one hundred and thirty five (135) days from the closing of this offering, a right of first refusal to act as exclusive financial advisor in connection with any acquisition or other effort by the Company to obtain control, directly or indirectly and whether in one or a series of transactions, of all or a significant portion of the assets or securities of a third party, or the sale or other transfer by the Company, whether in one or a series of transactions, of assets or securities, or any extraordinary corporate transaction, regardless of the form or structure of such transaction, or as sole bookrunning underwriter or sole placement agent, as the case may be, on any financing for the Company. In accordance with FINRA’s Rule 5110(g)(6)(A) this Right of First Refusal shall not have a duration of more than three years from the commencement of sales of this offering. In addition, in accordance with FINRA Rule 5110(g)(5)(B), the Company has a right of “termination for cause,” which shall include D. Boral Capital LLC’s material failure to provide the services contemplated in the placement agency agreement and the Company’s exercise of its right of “termination for cause” will eliminate any obligations of the Company with respect to the Right of First Refusal.

Tail Financing

D. Boral Capital LLC shall be entitled to a cash fee equal to six and one-half percent (6.5%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by D. Boral Capital LLC to the Company during the Term of this Agreement, in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the term of the engagement letter between the Company and D Boral Capital LLC dated May 27, 2025 or within the twelve (12) month period following the expiration or termination of the term of such engagement letter (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. In accordance with FINRA Rule 5110, the Company has a right of “termination for cause,” which shall include D. Boral Capital LLC’s material failure to provide the services contemplated in the placement agency agreement and the Company’s exercise of its right of “termination for cause” will eliminate any obligations of the Company with respect to any of its obligations under this paragraph.

Regulation

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Lock-Up Agreements

The Company and the placement agent will enter into a placement agency agreement pursuant to which D. Boral Capital LCC will act as the exclusive placement agent in connection with this offering. The placement agency agreement provides that, subject to certain limited exceptions, we will not, without the placement agent’s prior written consent, engage in any securities offering for a period of 90 days from the consummation of this offering. The placement agency agreement also prohibits the Company’s directors, executive officers and 10% or more shareholders from selling any securities until 90 days after the closing of this offering.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent fees that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,531
FINRA Filing Fee	$2,000
Legal Fees and Expenses	$101,000
Accounting Fees and Expenses	$2,000
Placement Agent Expenses	$120,000
Miscellaneous Expenses	20,000
Total Expenses	$246,531

These expenses will be borne by us. Placement agent fees will be borne by us in proportion to the numbers of Class A Shares sold in the offering.

LEGAL MATTERS

We are being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to United States federal securities and New York State law. D. Boral Capital LLC is being represented by Hunter Taubman Fischer & Li LLC. The legality and validity of the Class A Shares offered under this prospectus under the laws of the Cayman Islands was passed upon by Conyers Dill & Pearman Pte. Ltd. Ortoli Rosenstadt LLP may rely upon Conyers Dill & Pearman Pte. Ltd. with respect to matters governed by Cayman Islands law. Legal matters as to Singapore law will be passed upon for us by Triangle Legal LLC. Legal matters as to Indonesia law will be passed upon for us by Bursa Kukum LLC.

EXPERTS

The financial statements of WEBUY GLOBAL LTD as of December 31, 2024 and 2023 and for the years respectively then ended included in this prospectus have been so included in reliance on the report of OneStop Assurance PAC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. OneStop Assurance PAC has offices at 10 Anson Rd, #06-15 International Plaza, Singapore 079903. Their telephone number is +65 96449531.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our latest annual report on Form 20-F for the year ended December 31, 2024 filed with the SEC on April 22, 2025;

●	the description of our ordinary shares contained in exhibit 2.3 to the 2024 Annual Report, filed with the SEC on April 15, 2024, including any amendments or reports filed for the purpose of updating such description, and any amendment or report filed for the purpose of updating such description; and

●	our current reports on Form 6-K, furnished to the SEC on December 6, 2023, December 7, 2023, December 14, 2023, January 8, 2024, January 29, 2024, February 1, 2024, February 2, 2024, March 11, 2024, May 2, 2024, May 7, 2024, May 22, 2024, June 13, 2024, July 26, 2024, July 30, 2024, September 17, 2024, November 19, 2024, November 20, 2024, December 19, 2024, December 19, 2024, January 6, 2025, January 17, 2025, January 28, 2025, February 13, 2025, February 28, 2025, March 21, 2025, April 14, 2025, April 22, 2025, May 8, 2025, May 23, 2025, June 5, 2025, June 16, 2025, June 16, 2025, June 27, 2025 and June 30, 2025.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

WEBUY GLOBAL LTD

35 Tampines Street 92

Singapore 528880
+65 8859 9762

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Class A Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

1,776,199 Class A ordinary shares and/or

Pre-Funded Warrants to Purchase Class A ordinary shares

WEBUY GLOBAL LTD

D. Boral Capital

            , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated articles of association provide to the extent permitted by law, we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Upon the incorporation of the Company on August 29, 2022, we have an authorized share capital of $100,000. On August 29, 2022, in connection with NRI Share Swap Agreement, the Company acquired 100% of the issued shares of New Retail (being 16,644 shares comprising (a) 8,202 ordinary shares denominated in SGD, (b) 3,440 preference shares denominated in SGD, and (c) 5,002 preference shares denominated in USD) through the Share Swap. Following the Share Swap, New Retail became a wholly owned subsidiary of the Company and the former shareholders, holders of warrants, convertible notes and SAFE of New Retail held 100% of the issued ordinary shares of the Company. These shares were issued in reliance on the exemption under Regulation S of the Securities Act.

On May 2, 2023, we amended and restated our Memorandum and Articles of Association, increased the authorized share capital of the Company from US$100,000 divided into 100,000,000 shares of a par value of US$0.001 each to US$100,100 divided into 100,100,000 shares of a par value of US$0.001 each and subdivided every issued and unissued share of par value of US$0.001 each to 2,600 shares of a par value of US$0.000000385 each (the “Share Subdivision”). We had 18,466 ordinary shares of par value of US$0.001 each issued and outstanding before the Share Subdivision. After the Share Subdivision, the authorized share capital of the Company was US$100,100 divided into 260,000,000,000 shares of a par value of US$0.000000385 each and there were 48,011,600 ordinary shares of a par value of US$0.000000385 each issued and outstanding.

On March 8, 2024, the Company held an EGM and effected and amendment to its amended and restated memorandum and articles of association, under which the authorized share capital, which was US$100,100 divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, was redesignated into (a) 259,950,000,000 Class A ordinary shares and (b) 50,000,000 Class B ordinary shares, among which the 21,395,400 authorized and issued and outstanding ordinary shares held by BIN XUE, GBUY GLOBAL LTD, and WEBUY TALENT LTD were re-designated and re-classified as 21,395,400 class B ordinary shares with a par value of US$0.000000385 each.

On December 18, 2024, the Company held an AGM at which the shareholders approved, among others, a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of not less than one (1)-for-ten (10) and not more than one (1)-for-forty (40) (the “Range”), with the exact ratio within the Range and the exact date to be determined by the Board in its sole discretion within 1 year. On January 15, 2025, the Board approved a share consolidation at a ratio of one (1)-for-forty (40), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 260,000,000,000 ordinary shares, of a par value of US$0.000000385 each, divided into (a) 259,950,000,000 Class A Shares of a par value of US$0.000000385 each and (b) 50,000,000 Class B Shares of a par value of US$0.000000385 each to US$100,100 divided into 6,500,000,000 shares of a nominal or par value of US$0.0000154 each in the share capital of the Company divided into 6,498,750,000 class A Shares of a nominal or par value of US$0.0000154 each and 1,250,000 class B Shares of a nominal or par value of US$0.0000154 each.

On March 21, 2025, the Company held an EGM and effected (i) a share consolidation of the Company’s issued and unissued ordinary shares at a ratio of one (1)-for-three (3), resulting in a change of the Company’s authorised share capital from US$100,100 divided into 6,500,000,000 ordinary shares of a par value of US$0.0000154 each comprising (a) 6,498,750,000 Class A Shares of a par value of US$0.0000154 each and (b) 1,250,000 Class B Shares of a par value of US$0.0000154 each, to US$100,100 divided into 2,166,666,666.666 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 Class A Shares of a par value of US$0.0000462 each and (b) 416,666.666 Class B Shares of a par value of US$0.0000462 each; and (ii) immediately following the share consolidation becoming effective, the authorized but unissued share capital of the Company was diminished by US$0.0000308 by the cancellation of the 0.666 authorized but unissued class B Shares with par value of US$0.0000462 each in the capital of the Company (the “Diminution”) such that immediately following the Diminution, the authorized share capital of the Company was US$100,099.9999692 divided into 2,166,666,666 ordinary shares of a par value of US$0.0000462 each comprising (a) 2,166,250,000 Class A Shares of a par value of US$0.0000462 each and (b) 416,666 Class B Shares of a par value of US$0.0000462 each.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on July 1, 2025.

WEBUY GLOBAL LTD

By:	/s/ Bin Xue
Bin Xue
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bin Xue as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of the ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bin Xue	Chief Executive Officer and Chairman of the Board of Directors	July 1, 2025
Name: Bin Xue	(Principal Executive Officer)

/s/ Ai Lian Phang	Chief Financial Officer	July 1, 2025
Name: Ai Lian Phang	(Principal Accounting and Financial Officer)

/s/ Michelle Ting Ting Tan	Director	July 1, 2025
Name: Michelle Ting Ting Tan

/s/ William Tat-Nin Chang	Independent Director	July 1, 2025
Name: William Tat-Nin Chang

/s/ Lizhi Qiao	Independent Director	July 1, 2025
Name: Lizhi Qiao

/s/ Heng Wee Koon	Independent Director	July 1, 2025
Name: Heng Wee Koon

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on July 1, 2025.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Placement Agency Agreement
3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
4.1*	Form of Pre-Funded Warrants (included in Exhibit 10.8 hereto as Exhibit A)
5.1*	Opinion of Conyers Dill & Pearman Pte. Ltd. regarding the validity of the Class A Shares being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Pre-Funded Warrants being registered
10.1	Form of Employment Agreement (incorporated by reference to Exhibit 10.1 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.2	Form of Director Offer Letter (incorporated by reference to Exhibit 10.2 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.3	Form of Independent Director Offer Letter (incorporated by reference to Exhibit 10.3 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.4	Form of Group Leader Contract (incorporated by reference to Exhibit 10.4 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.5	Form of Supplier Sales Contract (incorporated by reference to Exhibit 10.5 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.6	Share Swap Agreement by and among New Retail and Shareholders dated August 29, 2022 (incorporated by reference to Exhibit 10.6 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.7	Form of Collaboration Agreement between PT Webuy Social Indonesia and Indonesian Local Stores (incorporated by reference to Exhibit 10.7 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
10.8*	Form of Securities Purchase Agreement
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to our registration statement on Form 20-F filed with the SEC on April 22, 2025)
23.1*	Consent of OneStop Assurance PAC
23.2*	Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1)
23.3*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 to our registration statement on Form F-1 filed with the SEC on April 17, 2024)
107**	Filing Fee table

*	Filed herewith.
**	Previously filed.